Exhibit 99.1

VSB Bancorp, Inc.

Second Quarter 2013 Results of Operations

Contact Name:

Ralph M. Branca

President & CEO

(718) 979-1100

Staten Island, N. Y. —July 11, 2013. VSB Bancorp, Inc. (NASDAQ GM: VSBN) reported net income of $223,069 for the second quarter of 2013, a decrease of $148,788, or 40.0%, from the second quarter of 2012. The following unaudited figures were released today. Pre-tax income was $411,241 in the second quarter of 2013, compared to $685,495 for the second quarter of 2012. Net income for the quarter was $223,069, or basic net income of $0.13 per common share, compared to a net income of $371,857, or $0.21 basic net income per common share, for the quarter ended June 30, 2012.

The $148,788 decrease in net income was due to a decrease in net interest income of $215,863, an increase of non-interest expense of $121,098, partially offset by a decrease in the provision for loan losses of $50,000, and a decrease in the provision for income taxes of $125,466.

The $215,863 decrease in net interest income for the second quarter of 2013 occurred primarily because our interest income decreased by $205,803, and our cost of funds increased by $10,060. The decline in interest income resulted from a $143,725 decrease in income from investment securities, due to a 63 basis point decrease in average yield, as new securities were purchased at market rates significantly below the rates on securities repaid or matured, and partially offset by a $7.2 million increase in the average balance between the periods. The decrease in net interest income was also due to an $81,194 decrease in interest income on loans, due to a $7.1 million decrease in the average balance of loans, partially offset by a 6 basis point increase in yield from the second quarter of 2012 to the second quarter of 2013. Our average non-performing loans decreased $1.3 million, from $6.7 million in the quarter ended June 30, 2012, to $5.4 million in the second quarter of 2013. The level of non-performing loans declined from $6.4 million at December 31, 2012 to $5.7 million at March 31, 2013 and to $5.1 million at June 30, 2013.

Interest income from other interest earning assets (principally overnight investments) increased by $19,116 due to a 1 basis point increase in yield, and a $29.6 million increase in average balance from the second quarter of 2012 to the second quarter of 2013. Overall, average interest-earning assets increased by $29.7 million from the second quarter of 2012 to the second quarter of 2013 due to a recent influx of deposits.

The most significant components of the increase in interest expense was a $13,335 increase in interest on time deposits due to the $8.9 million increase in the average balance between the periods, even as the average cost declined by 1 basis point, and the $9,837 increase in the cost of savings accounts due to 12 basis point increase in the average cost and the $5.3 million increase in the average balance between the periods. The increase in interest expense was partially offset by an $8,640 decrease in the cost of money market accounts, as the average cost declined by 17 basis points and a $4,472 decrease in the cost of NOW accounts, as the average cost declined by 6 basis points, due to a continuation of low market interest rates and despite the higher average balances in both these categories. Average demand deposits, an interest free source of funds for us to invest, increased $12.1 million, or 15.7%, from the second quarter of 2012, representing approximately 35% of average total deposits for the second quarter of 2013. Average interest-bearing deposits increased by $18.6 million, resulting in an overall $30.6 million increase in average total deposits from the second quarter of 2012 to the second quarter of 2013.

The average yield on interest-earning assets declined by 74 basis points, while the average cost of funds declined by 3 basis points from the second quarter of 2012 to the second quarter of 2013. The reduction in the yield on assets was principally due to the 63 basis point drop in the yield on investment securities partially offset by the 6 basis point increase in the yield on loans. The decline in the cost of funds was driven principally by a 17 basis point drop in the cost of money market account deposits, and a 6 basis point drop in the cost of NOW deposits partially offset by a 12 basis point increase in the cost of saving account deposits. Our interest rate margin decreased by 72 basis points from 3.38% to 2.66% when comparing the second quarter of 2013 to the same quarter in 2012, while our interest rate spread decreased by 71 basis points from 3.17% to 2.46%. The spread and margin both decreased because of the combined effect of the decline in earnings we were able to obtain on our investments securities, the increased average balance of low yielding other interest-earning assets and the adverse effect of the non-receipt of interest received on non-performing loans. These declines could not be offset by corresponding declines in the cost of deposits because the rates we paid on deposits were already low due to low markets rates so that we could not reduce them as much as the decline in the earnings on investment securities and loans. Non-interest income increased by $12,707 to $640,938 in the second quarter of 2013, compared to $628,231 for the same quarter in 2012.

Comparing the second quarter of 2013 with the same quarter in 2012, non-interest expense increased by $121,098, totaling $2.1 million for the second quarter of 2013. Non-interest expense increased for various business reasons including (i) a $104,334 increase in other non-interest expenses due to increased costs of holding real estate acquired in foreclosure, increased costs of regulatory filings, foreclosure costs, ATM and forgery costs; (ii) a $62,569 increase in salary and benefit costs due to the acceleration of stock benefits due to a retirement and the accrual for severance expenses; and (iii) a $13,868 increase in computer expenses due to a recent rise in software contract expenses. These increases were partially offset by a $30,734 decrease in occupancy expenses due to insurance payouts on monies expensed in the remediation of damage to our Dongan Hills branch from Superstorm Sandy and reduced fixed asset costs, a $18,978 decrease in legal fees due to a recovery of a past due loan on which the legal fees had been expensed, and a $4,100 decrease in director fees because of a reduced number of meetings in 2013.

For the first six months of 2013, pre-tax income decreased to $798,114 from $1,204,656 for the first six months of 2012, a decline of $406,542, or 33.8%. Net income for the six months ended June 30, 2013 was $432,940, or basic net income of $0.24 per common share, as compared to a net income of $653,485, or basic net income of $0.37 per common share, for the six months ended June 30, 2012. The $220,545 reduction in net income for the six months ended June 30, 2013 was attributable principally to a $457,481 decrease in net interest income, and a $56,644 increase in non-interest expenses partially offset by a $105,000 decrease in the provision for loan losses. The increase in non-interest expense of $56,644 was due primarily to (i) a $133,264 in increased costs of holding real estate acquired in foreclosure, costs of regulatory filings, foreclosure costs, ATM and forgery costs; (ii) a $36,155 increase in computer expenses due to a recent rise in software contract expenses; and (iii) a $23,649 increase in employee salary and benefit costs due to the acceleration of stock benefits resulting from a retirement and employee termination expenses. These increases were partially offset by a $74,136 decrease in occupancy expenses due to insurance payouts on monies expensed in the remediation of damage to our Dongan Hills branch from Superstorm Sandy and reduced fixed asset costs, a $36,824 decrease in legal fees due to a recovery of a past due loan on which the legal fees had been expensed, a $20,875 decrease in director fees due to reduced number of meetings, and a $6,500 decrease in FDIC and NYSBD assessments. Income tax expense decreased $185,997 due to the $406,542 decrease in pre-tax income. The net interest margin decreased by 73 basis points from the six months ended June 30, 2013 to 2.72% from 3.45%, in the same period in 2012, as the yield on our investment securities declined dramatically and we had very low earnings on our substantial level of overnight deposits. Average interest earning assets, for the six months ended June 30, 2013, increased by $31.8 million, or 13.1%, from the same period in 2012.

Total assets increased to $297.3 million at June 30, 2013, an increase of $27.6 million, or 10.2%, from December 31, 2012. The significant components of this increase were a $22.2 million increase in investment securities, and a $10.1 million increase in cash and other liquid assets, partially offset by a $4.7 million decrease in loans, net. Our non-performing loans decreased from $6.4 million at December 31, 2012 to $5.1 million at June 30, 2013, due primarily to the payoff of a loan previously on non-accrual and a charge-off of a loan that was in foreclosure. Total deposits, including escrow deposits, increased to $268.7 million, an increase of $28.0 million, or 11.6%. We had increases in demand and checking deposits of $12.6 million, $4.9 million in money market accounts, $4.4 million in NOW accounts, $3.1 million increase in savings deposits and $2.8 million in time deposits from year end 2012. The Bancorp’s Tier 1 capital ratio was 9.35% at June 30, 2013.

Raffaele (Ralph) M. Branca, VSB Bancorp, Inc.’s President and CEO, stated, “Our earnings are being constrained by the low interest rates. The recent news, however, from the Federal Reserve about tapering their purchases of bonds in the latter half of this year has boosted intermediate and long interest rates and should allow us more investment opportunities at higher yields. We are actively seeking loan participations to supplement our loan originations.” Joseph J. LiBassi, VSB Bancorp, Inc.’s Chairman, stated, “We continue to pay our cash dividend even in this tough economic climate. We have grown over 10% in assets and deposits this year through our philosophy of building customer relationships. Our book value stands strong at $15.29 per common share.”

VSB Bancorp, Inc. (“Company”) is the one-bank holding company for Victory State Bank. Victory State Bank, a Staten Island based commercial bank, which commenced operations on November 17, 1997. The Bank’s initial capitalization of $7.0 million was primarily raised in the Staten Island community. The Bancorp’s total equity has increased to $27.3 million primarily through the retention of earnings. The Bank operates five full service locations in Staten Island: the main office in Great Kills, and branches on Forest Avenue (West Brighton), Hyatt Street (St. George), Hylan Boulevard (Dongan Hills) and on Bay Street (Rosebank).

FORWARD LOOKING STATEMENTS

This release contains forward-looking statements that are subject to risks and uncertainties. Such risks and uncertainties may include but are not necessarily limited to adverse changes in local, regional or national economic conditions, fluctuations in market interest rates, changes in laws or government regulations, weaknesses of other financial institutions, changes in customer preferences, and changes in competition within our market area. When used in this release or in any other written or oral statements by the Company or its directors, officers or employees, words or phrases such as “will result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions, and other terms used to describe future events, are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date of the statement. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under the PSLRA’s safe harbor provisions.

VSB Bancorp, Inc.
Consolidated Statements of Financial Condition
June 30, 2013
(unaudited)

	June 30,	December 31,
	2013	2012
Assets:

Cash and cash equivalents	$87,870,716	$77,728,426
Investment securities, available for sale	47,231,181	106,825,570
Investment securities, held to maturity	81,806,710	—
Loans receivable	76,817,882	81,971,571
Allowance for loan loss	(1,251,587)	(1,753,521)
Loans receivable, net	75,566,295	80,218,050
Bank premises and equipment, net	2,102,024	2,097,356
Accrued interest receivable	547,978	617,833
Deferred tax asset	1,042,666	617,501
Other assets	1,155,171	1,599,635
Total assets	$297,322,741	$269,704,371

Liabilities and stockholders' equity:

Liabilities:
Deposits:
Demand and checking	$94,477,102	$81,881,173
NOW	37,816,814	33,394,785
Money market	37,917,280	33,023,373
Savings	23,949,976	20,871,593
Time	74,270,972	71,452,704
Total Deposits	268,432,144	240,623,628
Escrow deposits	293,478	77,578
Accounts payable and accrued expenses	1,303,011	1,249,194
Total liabilities	270,028,633	241,950,400

Stockholders' equity:
Common stock, ($.0001 par value, 10,000,000 shares authorized 1,989,509 issued, 1,785,309 outstanding at June 30, 2013 and at December 31, 2012)	199	199
Additional paid in capital	9,310,065	9,257,167
Retained earnings	19,555,654	19,336,280
Treasury stock, at cost (204,200 shares at June 30, 2013 and at December 31, 2012)	(2,068,898)	(2,068,898)
Unearned ESOP shares	(140,899)	(225,438)
Accumulated other comprehensive gain, net of taxes of $538,026 and $1,226,742, respectively	637,987	1,454,661

Total stockholders' equity	27,294,108	27,753,971

Total liabilities and stockholders' equity	$297,322,741	$269,704,371

VSB Bancorp, Inc.
Consolidated Statements of Operations
June 30, 2013
(unaudited)

	Three months	Three months	Six months	Six months
	ended	ended	ended	ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Interest and dividend income:
Loans receivable	$1,426,556	$1,507,750	$2,825,697	$3,004,198
Investment securities	646,140	789,865	1,276,051	1,582,435
Other interest earning assets	43,534	24,418	84,059	48,072
Total interest income	2,116,230	2,322,033	4,185,807	4,634,705

Interest expense:
NOW	16,870	21,342	32,193	43,558
Money market	49,519	58,159	100,115	114,871
Savings	19,429	9,592	37,933	19,200
Time	117,232	103,897	245,823	229,852
Total interest expense	203,050	192,990	416,064	407,481

Net interest income	1,913,180	2,129,043	3,769,743	4,227,224
Provision for loan loss	15,000	65,000	135,000	240,000
Net interest income after provision for loan loss	1,898,180	2,064,043	3,634,743	3,987,224

Non-interest income:
Loan fees	11,276	10,582	23,733	19,592
Service charges on deposits	511,880	548,557	1,020,631	1,101,275
Net rental income	18,250	14,219	35,236	24,278
Other income	99,532	54,873	171,939	103,811
Total non-interest income	640,938	628,231	1,251,539	1,248,956

Non-interest expenses:
Salaries and benefits	1,001,721	939,152	1,951,084	1,927,435
Occupancy expenses	326,602	357,336	654,345	728,481
Legal expense	51,298	70,276	113,160	149,984
Professional fees	82,200	86,061	170,972	169,061
Computer expense	79,048	65,180	152,823	116,668
Director fees	67,900	72,000	124,250	145,125
FDIC and NYSBD assessments	58,000	60,000	115,000	121,500
Other expenses	461,108	356,774	806,534	673,270
Total non-interest expenses	2,127,877	2,006,779	4,088,168	4,031,524

Income before income taxes	411,241	685,495	798,114	1,204,656

Provision (benefit) for income taxes:
Current	99,330	431,673	101,623	728,919
Deferred	88,842	(118,035)	263,551	(177,748)

Total provision for income taxes	188,172	313,638	365,174	551,171

Net income	$223,069	$371,857	$432,940	$653,485

Basic net income per common share	$0.13	$0.21	$0.24	$0.37

Diluted net income per share	$0.13	$0.21	$0.24	$0.37

Book value per common share	$15.29	$15.30	$15.29	$15.30